Exhibit 3.1

Business Number Filed in the Office of E21638682022 - 8 Filing Number 20255236558 Filed On Secretary of State 10/13/2025 10:29:00 AM State Of Nevada Number of Pages 1

Business Number Filed in the Office of E21638682022 - 8 Filing Number 20255228261 Filed On Secretary of State 10/8/2025 2:58:00 PM State Of Nevada Number of Pages 2

FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov Profit Corporation: Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390) Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403) Officer's Statement (PURSUANT TO NRS 80.030) 4. Effective Date and Time: (Optional) Time: Date: (must not be later than 90 days after the certificate is filed) Changes to takes the following effect: E The entity name has been amended. E The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) □ The purpose of the entity has been amended. □ The authorized shares have been amended. E The directors, managers or general partners have been amended. E IRS tax language has been added. E Articles have been added. E Articles have been deleted. X Other. The articles have been amended as follows: (provide article numbers, if available) 5. Information Being Changed: (Domestic corporations only) Section 2 of Article 5 of the Amended and Restated Articles of Strive, Inc. is amended as set forth in the space below. (attach additional page(s) if necessary) . ---- .. 6. Signature: (Required) Chief Executive Officer ittAKIA , (XL Signature of Officer or Authorized Signer Title X Signature of Officer or Authorized Signer Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof. Please include any required or optional information in space below: (attach additional page(s) if necessary) Section 2 of Article 5 of the Amended and Restated Articles of Incorporation of Strive, Inc. is hereby amended to read in its entirety as follows: "Size of Board; Committees. Subject to the terms of any series of Preferred Stock entitled to separately elect directors, the Board of Directors shall consist of not less than five directors, with the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. The Board of Directors will have three standing committees, including an audit committee, a compensation committee and a nominating and governance committee." This form must be accompanied by appropriate fees. Page 2 of 2 Revised: 9/1/2023